Exhibit 1

May 12, 2015

We continue to recommend that you vote FOR all four Trian Nominees on the GOLD proxy card, but if you decide to vote the WHITE Proxy card for some or all DuPont nominees, we strongly recommend you consider withholding your votes from one or more of the three Human Resources and Compensation Committee Members or from Robert Brown, the four DuPont directors that we have targeted to be replaced on the DuPont Board for a number of good reasons.

DuPont’s Human Resources and Compensation Committee has failed to hold management accountable for its severe underperformance.  We believe that as head of the compensation committee, Lois Juliber, is the most obvious person to hold responsible for the disconnect between pay and performance and a vote to withhold on her is totally appropriate and good governance.  Furthermore, Alexander Cutler, as the lead director and a long-standing member of the compensation committee, is responsible for providing Board oversight and holding management accountable, and we believe he has failed and is thus another obvious target to withhold votes from.  Finally, we recommend you consider withholding votes from Lee Thomas, another compensation committee member, or Robert Brown -- who has failed stockholders and overseen value destruction as head of the Science and Technology Committee.

In addition, Ms. Juliber has been on the Board of Directors nearly twenty years – it’s time for her to be replaced or surely be removed from the compensation committee. Trian questions her “independence”. We invite you to review the following three slides:

•	In 2012 and 2013, DuPont was paid approximately 90% of its targeted incentive on short-term compensation, despite the fact that revenues and EPS growth were significantly below long-term targets. [i]
•	EPS fell -6% in 2012 and grew just 3% in 2013 -- which is materially below management’s long-term target of 12% EPS growth.
•	Moreover, management missed initial earnings guidance in both of these years.[ii]
•	In 2013, DuPont’s long-term incentive plan had a payout of 113% of target -- despite a TSR in the 25th percentile of its proxy peers over the relevant time period.[iii]
•	In 2014, DuPont’s Human Resources and Compensation committee acknowledged poor operating performance for the Company as it exercised negative discretion and gave management a 0% performance rating. Yet, the Company still rewarded management by giving them an 80-100% individual performance rating. This makes no sense whatsoever. [iv]

Trian Partners

[i] For more detail, see page 87 of “A Referendum on Performance and Accountability” filed with the SEC on April 21, 2015.

[ii] For more detail see page 49 of “A Referendum on Performance and Accountability” filed with the SEC on April 21, 2015.

[iii] For more detail see page 88 of “A Referendum on Performance and Accountability” filed with the SEC on April 21, 2015.

[iv] For more detail see page 28 of “Trian’s Discussion Points” filed with the SEC on April 21, 2015.

▪ Trian believes a well constructed compensation program is one of the highest priorities of any Board as it is the primary tool to influence management behavior ▪ In the case of DuPont, long term incentive (“LTI”) is the largest component of compensation; PSU’s are the largest component of LTI; revenue performance is a primary driver of PSU value ▪ Despite bottom quartile TSR performance vs. proxy peers, management’s PSU payout in 2013 was 113% of target In collaboration with other board members, Trian’s nominees will seek to craft a compensation program that better aligns management compensation with stockholder value creation Poorly Constructed Compensation Programs: Example: DuPont’s Performance - based Stock Units (“PSUs”) ▪ Prioritizing revenue growth without regard to return on capital incentivizes management to grow revenue recklessly and often results in long - term value destruction Source: DuPont 2014 proxy statement page 47 Source: DuPont 2014 proxy statement page 48 1

Poorly Constructed Compensation Programs:
High Annual Payouts Despite Poor Performance

- **While revenue and EPS growth fell far short of LT targets, Short Term Incentive payouts have been 86%-87%**

Growth From Prior Year

Total Revenue | **Adjusted EPS**



7%
3%
3%
12%
-6%
3%
LT Target
2012
2013
LT Target
2012(2)
2013

Source: DuPont 2014 proxy statement page 6 and 2013 proxy statement page 25

STI[(1)] Incentives Payout



86%
87%
2012
2013

Source: DuPont 2014 proxy statement page 6

- **Disconnected qualitative measures: How are Individual Performance Ratings ~100% of target when Business Unit Performance Ratings are low?**
  - ***Management should be compensated for strong operational execution, not personality, effort or political astuteness***

Business Unit Performance Rating



78%
81%
2012
2013

Source: DuPont 2014 proxy statement page 45 and 2013 proxy statement page 33

≠

Individual Performance Rating



90%-110%
90%-110%
2012
2013

Source: DuPont 2014 proxy statement page 45 and 2013 proxy statement page 33

Source: Company SEC filings. Business Unit Performance Rating is meant to measure executive performance based on the Company's actual business performance compared to its objectives for the year, comprised of 25% after-tax operating income vs budget, 25% revenue vs budget, 33% cash flow from operations vs budget and 17% dynamic planning factor. Individual Performance Rating measures executives performance on achieving personal tasks/objectives.

(1) Represents short-term (annual) incentive payout factor for NEOs.

(2) EPS growth rate as disclosed in DuPont's 2013 proxy statement. This figure excludes EPS related to Coatings.

VOTE THE GOLD PROXY CARD
2

Trian Will Seek To End “ Crony” Compensation ▪ The Board’s compensation practices have rewarded management for failing to meet its targets. In 2013, management’s long - term incentive plan had a payout of 113% of target despite a TSR in the 25th percentile of DuPont’s peers ▪ That same year, short - term compensation payout was almost 90% despite adjusted EPS growth of 3%, significantly below the Company’s long - term target of 12% EPS growth ▪ In 2014, the Board’s Human Resources and Compensation Committee acknowledged poor operating performance as it exercised “negative discretion” and gave management a 0% payout factor for “corporate performance” under DuPont’s short - term incentive program. However, the Human Resources and Compensation Committee still found a way to pay management by giving an 80 - 100% payout factor for “individual performance” 3 Corporate Performance Rating 0% Individual Performance Rating 80% - 100% Does this make sense? How can it be that the Company is doing poorly operationally but management as individuals are each doing great? Source: Source: DuPont SEC filings and 2011 and 2013 Investor Day Transcripts.